Exhibit 10.4

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

SYMMETRY MEDICAL, INC.

AND

RACECAR SPINCO, INC.

Dated as of [                   ], 2014

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated as of [                   ], 2014, by and between:

(A)         Symmetry Medical Inc. (“Transferor”); and

(B)         Racecar Spinco, Inc. (“SpinCo”).

RECITALS

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, dated as of [                   ], 2014, by and between the Transferor and SpinCo (the “Separation Agreement”), the Parties contemplate that during the Term (as defined Section 3.1), each Party will provide certain transitional services as Service Provider to Service Recipient, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.          DEFINITIONS.

For purposes of this Agreement, Transferor will be considered “Service Provider” and SpinCo will be considered “Service Recipient” with respect to any Services (as defined in this Section 1) provided by Transferor to SpinCo pursuant to the terms of this Agreement, and SpinCo will be considered “Service Provider” and Transferor will be considered “Service Recipient” with respect to any Services provided by SpinCo to Transferor pursuant to the terms of this Agreement. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Separation Agreement. For the purpose of this Agreement, the following capitalized terms shall have the following meanings.

“Additional Services” shall have the meaning set forth in Section 2.5.

“Agreement” shall have the meaning set forth in the Preamble and shall include all Transition Service Schedules whether attached hereto or added subsequently pursuant to the terms of this Agreement.

“Buyer” shall mean Tecomet, Inc.

“Claim” shall have the meaning set forth in Section 11.3.

“Damages” means losses, liabilities, damages, deficiencies, costs and expenses directly incurred or suffered (and, if applicable, reasonable attorneys’ fees associated therewith).

“Effective Date” shall mean the Distribution Date, as such term is defined in the Separation Agreement.

“Parties” shall mean the parties to this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 11.1.

“Reference Period” shall mean the twenty-four (24) month period preceding the date of this Agreement.

“Separation Agreement” shall have the meaning set forth in the Recitals.

“Services” shall include all services to be provided by Transferor to SpinCo or by SpinCo to Transferor, as the case may be, as described on any Transition Service Schedule, including any Additional Services.

“Service Provider” shall have the meaning set forth in this Section 1.

“Service Provider Representative” shall be any individual initially designated by a Service Provider to provide the applicable Service at any time that such individual is employed by the Service Provider. Either Service Provider may replace a Service Representative, subject to the Service Recipient’s prior approval (which shall not be unreasonably withheld).

“Service Recipient” shall have the meaning set forth in this Section 1.

“Service Term” shall have the meaning set forth in Section 2.2.

“SpinCo” shall have the meaning set forth in the Preamble.

“Term” shall have the meaning set forth in Section 3.1.

“Transferor” shall have the meaning set forth in the Preamble.

“Transition Manager” shall have the meaning set forth in Section 14.

“Transition Service Schedule” shall have the meaning set forth in Section 2.1.

2.          SERVICES.

2.1.          Schedules and Precedence. This Agreement shall govern the provision of transitional Services described in the schedules attached to and made a part of this Agreement (each individual schedule, a “Transition Service Schedule”).1 Except with regard to the Term, if there is any inconsistency between the terms of any Transition Service Schedule and the terms of this Agreement, the terms of such Transition Service Schedule shall govern.

2.2.          Information. Each Transition Service Schedule shall set forth, among other things:

1 The Transition Service Schedule may be updated prior to the Closing upon the mutual agreement of the Parties.

(a)          a description of the Service to be provided;

(b)          the term during which the Service will be provided (the “Service Term”);

(c)          any locations where Services are to be provided;

(d)          any Service Provider Representatives for such Service and the primary work location of such Service Provider Representatives;

(e)          the maximum percentage of the applicable Service Provider Representative’s working time to be allocated to the Services, based upon a normal 40-hour work week;

(f)          the charges due to Service Provider, if any, for the Service as described in Section 4.1; and

(g)          any other applicable terms.

2.3.          Service Levels. Each Party shall ensure Services provided by such Party are performed in a manner consistent with the terms and conditions contained herein and at a quality level that is substantially similar to the reasonable past practices with respect to such Service as performed internally by Transferor immediately preceding the Effective Date, and in accordance with applicable Law.

2.4.          Additional Resources. Except as provided in a Transition Service Schedule, and except as provided by applicable Law, neither Party, in providing Services hereunder, shall be obligated to (a) purchase, lease or license any additional equipment or software or (b) pay any costs related to the transfer or conversion of the Service Recipient’s data to the Service Provider or any alternate supplier of Services; provided, that if such Party elects to undertake any of the foregoing, the receiving Party shall reimburse the Supplying Party for all costs and expenses that are actually incurred and reasonably necessary relating thereto, whether or not set forth in a Transition Service Schedule.

2.5.          Additional Services. During the Term, either Party may at any time or from time to time request in writing that the other Party provide it with additional services not set out on the Transition Service Schedules because they were omitted therefrom notwithstanding that such services were provided, during the Reference Period, to the Party making such a request (the “Additional Services”). As promptly as practicable following receipt of any such written request, the parties shall negotiate in good faith with respect to: (a) the scope, nature, and standard of performance of such Additional Service(s); (b) the duration for which the Service Provider shall provide such Additional Service(s), which shall not be longer than the then-current Term of this Agreement; and (c) the fees for such Additional Service(s) (to the extent the agreed fees in the Transition Service Schedules do not already cover such Additional Service(s)), which shall be based on the pricing principle and payment terms set out in Section 4, and, as to each of the foregoing, upon reaching agreement in such negotiation, the Parties shall execute an additional written Transition Service Schedule(s) for such Additional Service(s), and such Additional Service(s) shall be deemed to be part of this Agreement (and part of the Services) from and after the date of such amendment. If, following commercially reasonable efforts to obtain any third party consents which are required to provide an Additional Service, the Service Provider is unable to secure such consents, the Service Provider shall use commercially reasonable efforts to provide a suitable replacement or workaround for the unavailable service or functionality that is needed to provide the Additional Service in question. The Parties agree that any dispute with respect to the terms that will govern an Additional Service shall be resolved in accordance with the dispute resolution procedures set forth in Section 15.5.

2.6.          Change Order Process. Any change in the scope or duration of any Service described in, or other amendment to, a Transition Service Schedule must be in writing and signed by both Parties.

3.          TERM AND TERMINATION.

3.1.          Term. This Agreement shall commence on the Effective Date and remain in effect until the last day that any Service Term in any Transition Service Schedule remains in effect, unless earlier terminated under this Section 3 (the “Term”). With respect to each Service, such Service shall begin upon the applicable start date set forth in the Transition Services Schedule (or the Effective Date if no start date is identified) and shall continue until the last day of the Service Term as set forth in the Transition Service Schedule, unless earlier terminated under this Section 3. This Agreement may be extended by the Parties in writing, either in whole or with respect to one or more of the Services.

3.2.          Termination.

3.2.1.          Either Party may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to such Party as Service Recipient hereunder, for any reason or for no reason, at any time upon at least sixty (60) days prior written notice to the other Party in its capacity as Service Provider, unless the specific Transition Service Schedule provides otherwise; provided, that (a) any termination will not relieve the terminating Party of any payment obligations for Services provided to such Party prior to the date such written notice of termination is delivered and (b) any losses, liabilities, costs and expenses that may arise as a result of such early termination shall be borne by the Service Recipient. Any termination of Services under this Section 3.2.1 shall have no effect on the obligations of the terminating Party as Service Provider under this Agreement. Any termination notice delivered pursuant to this Section 3.2.1 shall be irrevocable unless otherwise agreed to by the Service Provider who receives such notice.

3.2.2.          Subject to the provisions of Section 13 below, either Party may terminate this Agreement in its entirety or with respect to affected Services if the other Party materially breaches a material provision with regard to those Services and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within thirty (30) days (fifteen (15) days in the event of a payment breach) after receiving notice of the breach.

3.2.3.          Any provision that by its nature should survive, including but not limited to, the provisions of Section 4, Section 10, Section 11, Section 12, Section 13 and Section 15, shall survive the termination of this Agreement.

4.          PAYMENT TERMS.

4.1.          Charges for Services. Each Party shall pay the charges, if any, set forth on the applicable Transition Service Schedule for each Service listed therein as adjusted, from time to time, in accordance with Section 4.3 hereof.

4.2.          Expenses. In addition to the charges described in Section 4.1, each Party, in its capacity as Service Recipient, shall, for each Service performed, reimburse Service Provider for any reasonable documented out-of-pocket expenses payable to third parties which are incurred by such Service Provider or its Affiliates in connection with such Service Provider’s provision of the Services.

4.3.          Payment Terms. Each Party shall invoice the other Party monthly for all charges pursuant to this Agreement. Such invoices shall contain reasonable detail of the Service provided and the charge therefor. Each Party shall pay all undisputed amounts due for Services provided hereunder within thirty (30) days from receipt of an invoice therefor. Late payments shall bear interest at the lesser of twelve percent (12%) per annum or the maximum rate allowed by law. Failure to pay undisputed amounts due hereunder pursuant to the terms of this Agreement shall constitute a material breach of this Agreement, and the non-breaching Party may terminate this Agreement under Section 3.2 hereof.

4.4.          Disputed Amounts. Except as the Parties may expressly agree in writing, amounts due hereunder shall not be offset by amounts owed under this Agreement or due under any other agreement. Further, the Parties agree that disputes related to amounts due under this Agreement or any other agreement shall not serve as grounds to delay undisputed payment obligations under this Agreement. In the event of any dispute related to amounts due under this Agreement, the Service Recipient shall deliver a written statement to the Service Provider no later than five (5) days prior to the date payment is due on such disputed amount, which statement shall set forth all disputed items and provide a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, in accordance with Section 4.3. The Parties shall seek to resolve all such disputes expeditiously and in good faith.

4.5.          Taxes. The Service Recipient shall pay all sales or use taxes imposed or assessed as a result of the provision of Services by the Service Provider in accordance with the invoicing procedures set forth in Section 4.3.

5.          TRANSITION SERVICE RESPONSIBILITIES.

5.1.          Responsibilities of Service Provider. Subject to Section 2.4, each Party shall maintain sufficient resources to perform its obligations hereunder. Any specific performance criteria for a specific Service will be set forth in the corresponding Transition Service Schedule. In addition:

(a)          each Party, in its capacity as Service Provider, shall provide technical assistance and training to Service Recipient personnel to the extent specified in the relevant Transition Service Schedule; and

(b)          each Party, in its capacity as Service Provider, shall make reasonable efforts to notify Service Recipient of problems with the Service Recipient’s work environment that might interfere with the provision of Services hereunder.

5.2.          Responsibilities as Service Recipient. Each Party, in its capacity as Service Recipient, shall:

(a)          provide Service Provider (or an Affiliate or other third-party providing Services in accordance with the terms hereof) with access to its facilities as is reasonably necessary for Service Provider to perform the Services it is obligated to provide hereunder;

(b)          provide Service Provider with information and documentation reasonably necessary for Service Provider to perform the Services it is obligated to provide hereunder; and

(c)          make available, as reasonably requested by Service Provider, reasonable access to resources and provide reasonably timely responses to inquiries from the Service Provider regarding the provision of Services in order that Service Provider may perform its obligations hereunder.

5.3.          Mutual Responsibilities. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include:

(a)          exchanging information relevant to the provision of Services hereunder;

(b)          good faith efforts to mitigate problems with the work environment interfering with the Services; and

(c)          each Party requiring its personnel to obey any security regulations and other published policies of the other Party while on the other Party’s premises.

6.          INTELLECTUAL PROPERTY.

6.1.          Existing Ownership Rights Unaffected. Neither Party will gain, by virtue of this Agreement, any rights of ownership or use of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other Party.

6.2.          Trademarks. Neither Party is granted any ownership in or license to the Trademarks of the other Party by virtue of this Agreement.

6.3.          Removal of Marks. The Parties agree that neither will remove any copyright notices, proprietary markings, trademarks or other indicia of ownership of the other Party from any materials of the other Party.

7.          RELATIONSHIP BETWEEN THE PARTIES. The Parties to this Agreement are and shall remain independent contractors and neither Party is an employee, agent, partner, franchisee or joint venturer of or with the other. Each Party will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its employees. Neither Party shall hold itself out as an agent of the other and neither Party shall have the authority to bind the other.

8.          AFFILIATE OR THIRD PARTY PERFORMANCE. Each Party may subcontract with one or more Affiliates or, with Service Recipient’s prior written consent, other third-party service providers to perform all or any portion of such Party’s duties under this Agreement in its capacity as Service Provider, in each case in accordance with the payment terms set forth in Section 4; provided, that such Party shall remain responsible for the performance of such Affiliates or other third party service providers.

9.          INSURANCE. Each Party shall maintain, during the Term, such insurance policies issued by reputable insurance providers that such Party deems, in its sole discretion, is customary with companies in the same or similar businesses operating in the same or similar locations as such Party. To the extent the provision of a Service hereunder directly results in a material increase in the Service’s Provider’s premium rate under any existing insurance policy, one-half (1/2) of any such increase attributable to such Service shall be borne by each of the Service Provider and the Service Recipient.

10.         CONFIDENTIALITY.

10.1.          For a period of two (2) years from the Effective Date, each Party agrees to hold, and to cause its respective Affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, and undertake all reasonable precautions to safeguard and protect the confidentiality of, all Information concerning the other Party (including Information included in the assets of the other Party) or any member of such other Party’s Group that is in its possession after the Effective Date or furnished by the other Party, any other member of such other Party’s Group, or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been: (a) in the public domain through no fault of such Party, their respective Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (b) lawfully acquired from other sources, which are not bound by a confidentiality obligation, by such Party or their respective Group; or (c) independently generated without reference to any proprietary or confidential Information of the other Party or any member of such other Party’s Group.

10.2.          Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information concerning the other Party to any other Person, except to its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information and who are informed and advised that the Information is confidential and subject to the obligations hereunder, except in compliance with Section 10.3. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, the Party in possession, custody or control of such Information shall, promptly upon the other Party’s request, either (a) destroy all copies of such Information in such Party’s possession, custody or control (including any that may be stored in any computer, word processor, or similar device, to the extent not commercially impractical to destroy such copies) including any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Information prepared by such Party, and at the written request of such other Party, such destruction shall be confirmed in writing, or (b) return to the requesting Party, at the expense of the requesting Party, all copies of the Information furnished to such Party by or on behalf of the requesting Party; provided, however, that the obligation to destroy Information shall not apply to copies of Information made as a matter of routine information technology backup (although such copies shall remain subject to the confidentiality and use restrictions hereunder); and provided, further, that regardless of whether any Information is destroyed, the recipient Party may retain a reasonable number of copies of the other Party’s (or any of its Group’s) Information for use solely in the event a dispute arises hereunder and only in connection with such dispute, or to the extent required to comply with legal or regulatory requirements.

10.3.          Protective Arrangements. In the event that either Party or any member of such Party’s Group, either (a) determines after consultation with counsel, in the opinion of such counsel that it is required by Law to disclose any Information of the other Party or its Group or (b) receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party or its Group that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party (and to the extent legally permissible) in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that received such request may thereafter: (i) furnish only that portion of the Information that is legally required, (ii) give notice to the other Party of the Information to be disclosed as far in advance as is practical, and (iii) exercise commercially reasonable efforts to obtain reliable assurance that the confidential nature of such Information shall be maintained.

11.         INDEMNIFICATION.

11.1.          Subject to the limitations set forth in this Section 11, the Service Provider shall indemnify, defend and hold harmless the Service Recipient and its officers, directors, agents, employees and Affiliates, from and against any and all Damages arising out of, relating to or resulting from the gross negligence or willful misconduct of the Service Provider (or any Affiliate of the Service Provider or third-party that provides a Service to the Service Recipient on the Service Provider’s behalf pursuant to Section 8) in connection with the provision of, or failure to provide, any Services to the Service Recipient.

11.2.          Subject to the limitations set forth in this Section 11, the Service Recipient shall indemnify, defend and hold harmless the Service Provider and its officers, directors, agents, employees and Affiliates (each, a “Provider Indemnified Party”) from and against any and all Damages arising out of, relating to or resulting from the Services rendered or to be rendered by or on behalf of the Service Provider pursuant to this Agreement or the Service Provider’s actions or inactions in connection with any such Services; provided, that the Service Recipient shall not be responsible for any Damages of such Provider Indemnified Party to the extent that such Loss is caused by, results from, or arises out of or in connection with a Provider Indemnified Party’s gross negligence or willful misconduct in connection with any such Services, actions or inactions related thereto.

11.3.          The Service Recipient’s indemnification obligations under Section 11.2 with respect to any third party claim shall be conditioned upon: (a) the Service Provider providing the Service Recipient with written notice describing such indemnification claim (“Claim”) in reasonable detail in light of the circumstances then known and then providing the Service Recipient with further notices to keep it reasonably informed with respect thereto; provided, however, that failure of the Service Provider to provide such notice or to keep the Service Recipient reasonably informed as provided herein shall not relieve the Service Recipient of its obligations hereunder except to the extent, if any, that the Service Recipient is materially prejudiced thereby; (b) the Service Recipient being entitled to participate in such Claim and assume the defense thereof with counsel reasonably satisfactory to the Service Provider, at the Service Recipient’s sole expense; and (c) the Service Provider reasonably cooperating with the Service Recipient, at the Service Recipient’s sole cost and expense, in the defense of any Claim. The Service Recipient will not accept any settlement unless the settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the Service Provider from all liability with respect to the matters that are subject to such Claim, without the Service Provider’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Service Provider may participate in the defense of any Claim with counsel reasonably acceptable to the Service Recipient, at the Service Provider’s own expense.

11.4.          Each Party expressly agrees that the provisions of Section 11 shall be the exclusive remedy for all claims of breach or indemnification pursuant to this Agreement.

11.5.          EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT, WITH RESPECT TO THE PROVISION OR RECEIPT OF SERVICES PURSUANT TO THIS AGREEMENT.

12.         LIMITATION OF LIABILITY, DISCLAIMER OF CONSEQUENTIAL DAMAGES AND CAP ON LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW: (A) NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, DIRECT, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES EXCEPT TO THE EXTENT A PARTY IS LIABLE TO AN UNAFFILIATED THIRD PARTY WITH RESPECT THERETO; AND (B) EACH PARTY’S LIABILITY FOR DAMAGES UNDER SECTION 11.1 SHALL NOT EXCEED THE AMOUNT OF THE FEES PAID (OR PAYABLE) BY SERVICE RECIPIENT TO SERVICE PROVIDER UNDER THE APPLICABLE TRANSITION SERVICES SCHEDULE FROM WHICH SUCH CLAIM ARISES. Nothing in this Section 12 shall be deemed to eliminate or limit, in any respect, a party’s express obligation in this Agreement to pay or reimburse, as applicable, for Charges for Services rendered in accordance with this Agreement.

13.         FORCE MAJEURE. Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Service Recipient to make payments to Service Provider for Services already rendered, if such failure or delay is caused by any act of God, any accident, explosion, fire, act of terrorism, storm, earthquake, flood or any similar circumstance or event.

14.         TRANSITION MANAGERS. In order to facilitate the general intent and the terms of this Agreement, Transferor and SpinCo have designated the individual opposite such Party below as transition manager (each, a “Transition Manager”) to coordinate and manage the Services hereunder and to serve as the principal contact in connection with the Services:

For Transferor: Michelle Jeffrey

For SpinCo: Fred Hite

The Transition Managers will meet as they determine to be necessary and desirable. The responsibilities of such Transition Managers include coordination of the Services, ensuring the execution of the tasks set forth in the Transition Service Schedules and resolving any conflicts to the best of their abilities prior to escalation of any conflicts within their respective organizations.

15.         MISCELLANEOUS.

15.1.          Entire Agreement; Assignment; Successors.

15.1.1.          This Agreement, the Separation Agreement and the other Ancillary Agreements and the Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. There are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

15.1.2.           The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void.

15.1.3.          Notwithstanding anything to the contrary contained in this Agreement, the Transferor may collaterally assign its rights and remedies under this Agreement to any of its financing sources (including the Financing Sources (as defined in the Merger Agreement)) without the consent of any other party.

15.2.          Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

15.3.          Notices. All notices, requests, claims, demands or other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person; (b) when sent by email; provided, that receipt of the email is confirmed in writing (including by email); (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (d) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective Parties at the following addresses:

If to the Transferor, to:

3034 Owen Dr.
Antioch, Tennessee 37013
Warsaw, IN 46582
Attention: Chief Commercial Officer OEM Solutions
Email: tom.sullivan@symmetrymedical.com

            david.milne@symmetrymedical.com

with a copy (if prior to the Distribution Date), which shall not constitute notice, to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: James T. Lidbury
Email: James.Lidbury@ropesgray.com

with a copy (if after the Distribution Date), which shall not constitute notice, to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Craig Adas

Email: craig.adas@weil.com

If to SpinCo, to:

3034 Owen Dr.

Antioch, TN 37013

Attn: Chief Executive Officer

CC: General Counsel

with a copy, which shall not constitute notice, to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: James T. Lidbury
Email: James.Lidbury@ropesgray.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given by delivery of notice in accordance with this Section 15.3.

15.4.          Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

15.5.          Jurisdiction; Waiver of Jury Trial. Transferor and SpinCo recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of certain disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Article IX of the Separation Agreement if and when a dispute arises under this Agreement. SUBJECT TO ARTICLE IX OF THE SEPARATION AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.5.

15.6.          Interpretation; Article and Section References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Schedule, Article or Section, such reference shall be to Schedule, Article or Section of this Agreement, unless otherwise indicated. The headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns.

15.7.          No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and, except as expressly provided herein in Section 11 with respect to indemnified parties, nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

15.8.          Counterparts; Electronic Signature. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15.9.          Amendment and Modification. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

15.10.         Waivers. No failure or delay of a Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

15.11.         No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

TRANSFEROR

Symmetry Medical Inc.

By:
Name:
Title:

SPINCO

Racecar Spinco Inc.

By:
Name:
Title:

Transition Service Schedule

Function	Service Provider	Service Recipient	Service Description	Service Term (Consecutive)	Service Provider Representative and Location	Service Provider Time Commitment	Fee

HUMAN RESOURCES	Transferor	SpinCo	Consultation on general HR matters and assistance in transition or resolution of employees, benefits, compensation, employee programs, or other related issues as needed.	3 months	At discretion of Service Provider	No more than 10 hours per week	Employee time at hourly rates set forth in Schedule B

HUMAN RESOURCES	SpinCo	Transferor	Consultation on general HR matters and assistance in transition or resolution of employees, benefits, compensation, employee programs, or other related issues as needed.	3 months	SpinCo HR and Legal, Fort Wayne Office (“FWO”)/ Nashville, TN (“Nashville”)	No more than 10 hours per week	Employee time at hourly rates set forth in Schedule B

HUMAN RESOURCES	Transferor	SpinCo	In the event that any benefit programs currently in-force at Transferor are maintained during an interim period, Transferor will:
o Maintain access for SpinCo to benefit vendor enrollment/maintenance sites for the duration of the interim period;
o Provide reporting specific to the employees of SpinCo;
o Assist in the closing of any claims which become or remain in dispute either prior to close or during the interim period;
o Notify carriers (Anthem, Infinisource, Conexis, One America, Old National) on behalf of SpinCo of changes in enrollment;
o Provide billing statements which separate the obligations of SpinCo from those of Transferor;
			o Execute any Agreements with vendors which are required to advance the interim status of SpinCo.	3 months	At discretion of Service Provider	No more than 10 hours per week	Benefits at actual costs. Employee time at hourly rates set forth in Schedule B

HUMAN RESOURCES	Transferor	SpinCo	Transferor to provide payroll/employment information which allows SpinCo to verify employment, job or compensation data for all employees who transferred to a Transferor facility from a SpinCo facility, as requested. This information may also be requested to satisfy questions posed by auditors or inspectors.	3 months	At discretion of Service Provider	No more than 10 hours per week	Employee time at hourly rates set forth in Schedule B

HUMAN RESOURCES	Transferor	SpinCo	Transferor to provide information pertaining to bonus/equity plans, bonus/equity participants or bonus/equity calculations/payments when such plans were in-force prior to the closing as requested.	3 months	At discretion of Service Provider	No more than 10 hours per week	Employee time at hourly rates set forth in Schedule B

HUMAN RESOURCES	Transferor	SpinCo	Transferor to provide historical information specific to SpinCo when requested as it relates to:
o Affirmative Action
o EEO-1
o Veterans Reporting
o 401(k) Testing
			o Benefit Enrollment/utilization (when data is bundled under a Transferor contract)	3 months	At discretion of Service Provider	No more than 10 hours per week	Employee time at hourly rates set forth in Schedule B

FINANCE	SpinCo	Transferor	Consultation on or assistance with financial consolidation, period close, or other related issues as needed.	3 months	SpinCo Accounting FWO/Nashville	No more than 10 hours per week	Employee time at hourly rates set forth in Schedule B

FINANCE	SpinCo	Transferor	Consultation on general Tax matters and assistance with transition, or other related issues as needed.	3 months	SpinCo Accounting FWO/Nashville	No more than 10 hours per week	Employee time at hourly rates set forth in Schedule B

R&D	Transferor	SpinCo	Engineering support associated with the winding down of the Bookwalter Universal Arm including support in converting files from Unigraphics to SolidWorks.	2 weeks	Guillaume Kerboul, Cheltenham UK	No more than 4 hours per week	Employee time at hourly rates for Non-Management Employeesset forth in Schedule B)

R&D	Transferor	SpinCo	Engineering support associated with the winding down of the SHARP Rongeur dual-bite handle and line extensions, including support in converting files from UG to SolidWorks.	1 month	Guillaume Kerboul, Cheltenham UK	No more than 14 hours per week	Employee time at hourly rates for Non-Management Employeesset forth in Schedule B

R&D	Transferor	SpinCo	Engineering support with modifications to Arthroscopy instruments / Design History file addendums as well as provide support to address customer complaints, modify CAD files, or provide technical support.	1 year	Leo Gowin and Lou Marini, New Bedford	No more than 5 hours per week	Employee time at hourly rates for Non-Management Employees set forth in Schedule B

R&D	Transferor	SpinCo	Modifications to PolyVAc Surgical Instrument Delivery System Design History Files required to address product complaints, modify CAD files, or provide technical support.	1 year	George Hannefin, Manchester NH	No more than 5 hours per week	Employee time at hourly rates for Non-Management Employees set forth in Schedule B

R&D	SpinCo	Transferor	Modifications to Design History Files for the Ultra Sterilization Containers required to address product complaints, modify CAD files, or provide technical support .	1 year	SpinCo R&D, Nashville	No more than 5 hours per week	Employee time at hourly rates set forth in Schedule B

R&D	SpinCo	Transferor	Modifications to Design History Files for the QuadLock Sterilization Containers to address product complaints, modify CAD files, or provide technical support	1 year	SpinCo R&D, Nashville	No more than 5 hours per week	Employee time at hourly rates set forth in Schedule B

IT	SpinCo	Transferor	VPN access to electronic records including but not limited to: 1) financial records created or pertaining to the period prior to the Separation; 2) documents of any type, including but not limited to those made with Microsoft Office software, that were created by, edited by or reviewed by any Transferor Employee prior to the Separation; 3) any records of SpinCo which pertain in any way to any lawsuit, governmental or quasi-governmental investigation or inquiry or any disclosure Transferor is required to make pursuant to a valid court or governmental order or requirement; 4) data for HQ cost centers.	6 months	SpinCo IT, Nashville	Not Applicable	No fee for data access

IT	Transferor	SpinCo	VPN access to electronic records including but not limited to: 1) financial records created or pertaining to the period prior to the Separation; 2) documents of any type, including but not limited to those made with Microsoft Office software, that were created by, edited by or reviewed by any SpinCo Employee during his/her employment with Transferor or any subsidiary or affiliate; 3) any records of Transferor division which pertain in any way to any lawsuit, governmental or quasi-governmental investigation or inquiry or any disclosure SpinCo is required to make pursuant to a valid court or governmental order or requirement; 4) data for HQ cost centers.	6 months	Tranferor IT, multiple locations	Not Applicable	No fee for data access

IT	Transferor	SpinCo	Email forwarding from the Exchange Server located in Warsaw of symmetrymedical.com email addresses to corresponding symmetrysurgical.com email addresses for all SpinCo employees that were formerly Transferor employees..	1 year	Not Applicable	No more than 25 employees	No fee for service

IT	Transferor	SpinCo	Phones forwarded from the Shoretel phone system in Manchester of current Symmetry Medical phone numbers to corresponding phone numbers in the phone system in Nashville for all SpinCo employees that were formerly Transferor employees.	1 year	Not Applicable	No more than 25 employees	No fee for service

REAL ESTATE	SpinCo	Transferor	Rental of the offices in the Fort Wayne location of SpinCo (the “Office”) which are currently occupied by employees who will remain with Transferor after the Separation. Unless prohibited by the Lease Agreement for the Office or otherwise, this service shall terminate in conjunction with the termination or expiration of SpinCo’s Lease Agreement for the Office, which may be effectuated on no less than sixty (60) days’ notice by SpinCo. SpinCo may modify the office space or reallocate offices among Transferor employees and SpinCo employees at its sole discretion for the purpose of ensuring compliance with any law, regulation, or other obligation.	6 months	SpinCo, FWO	Office space for no more than 5 employees	$1,750 per month

INSURANCE	Transferor	SpinCo	Consultation and coordination on historical Insurance matters and claims, including but not limited to reasonable access to witnesses, records, documents, opinions of third parties retained for investigation or other related purposes, or premises and other assistance which is reasonably necessary or helpful in prosecuting or defending any such insurance claim, defense or matter.	3 months	At discretion of Service Provider	No more than 10 hours per week	Employee time at hourly rates set forth in Schedule B

INSURANCE	SpinCo	Transferor	Consultation and coordination on historical Insurance matters and claims, including but not limited to reasonable access to witnesses, records, documents, opinions of third parties retained for investigation or other related purposes, or premises and other assistance which is reasonably necessary or helpful in prosecuting or defending any such insurance claim, defense, or matter.	3 months	SpinCo Legal and Accounting, FWO/Nashville	No more than 10 hours per week	Employee time at hourly rates set forth in Schedule B

Employee Hourly Rate Schedule (Schedule B)

Employee	Hourly Rate
CEO	$500 per hour
CFO	$400 per hour
GC	$300 per hour
CAO	$200 per hour
Other Management	$100 per hour
Non-Management Employees	$60 per hour